GECC SERIES A FIXED RATE PRICING SUPPLEMENT
PROSPECTUS	Pricing Supplement No. 3756
Dated April 9, 2002	Dated May 15, 2002
PROSPECTUS SUPPLEMENT	Rule 424(b)(3)-Registration Statement
Dated April 16, 2002	No. 333-84462

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Fixed Rate Notes)

Trade Date: May 15, 2002

Settlement Date (Original Issue Date): May 20, 2002

Maturity Date: February 15, 2012

Principal Amount (in Specified Currency): US$ 200,000,000

Price to Public (Issue Price): 97.654% (plus accrued interest from February 15, 2002)

Agent's Discount or Commission: 0.4250%

Net Proceeds to Issuer: US$ 197,558,694.44 (inlcudes accrued interest from February 15, 2002)

Interest Rate Per Annum: 5.8750%

Interest Payment Date(s):

X February 15th and August 15th of each year commencing August 15, 2002.

Form of Notes:

X DTC registered ___ non-DTC registered

CUSIP No.: 36962GXS8

USISIN: US36962GXS82

Common Code: 014355138

Repayment, Redemption and Acceleration

Optional Repayment Date(s): N/A

Initial Redemption Date: N/A

Initial Redemption Percentage: N/A

Annual Redemption Percentage Reduction: N/A

Modified Payment Upon Acceleration: N/A

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

(Fixed Rate)
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Pricing Supplement No. 3756
Dated May 15, 2002
Rule 424(b)(3)-Registration Statement
No. 333-84462

Reopening of Issue:

Additional notes may be issued with the same terms as these Notes. After such additional notes are issued, they will be fungible with these Notes. See "Description of Notes Reopening of Issue" as described in the Prospectus Supplement dated April 16, 2002.

The Notes are intended to be fully fungible with and will be consolidated and form a single issue for all purposes with the Companys issue of US$ 2,250,000,000 5.875% Notes due February 15, 2012, described in the Companys Pricing Supplement number 3706 dated February 12, 2002.

Original Issue Discount:

Amount of OID: N/A

Yield to Maturity: N/A

Interest Accrual Date: N/A

Initial Accrual Period OID: N/A

Amortizing Notes:

Amortization Schedule: N/A

Dual Currency Notes:

Face Amount Currency: N/A

Optional Payment Currency: N/A

Designated Exchange Rate: N/A

Option Value Calculation Agent: N/A

Option Election Date(s): N/A

Indexed Notes:

Currency Base Rate: N/A

Determination Agent: N/A

(Flixed Rate)
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Pricing Supplement No. 3756
Dated May 15, 2002
Rule 424(b)(3)-Registration Statement
No.333-84462

Additional Information:

General.

At March 30, 2002, the Company had outstanding indebtedness totaling $231.585 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at March 30, 2002 excluding subordinated notes payable after one year was equal to $230.700 billion.

Consolidated Ratio of Earnings to Fixed Charges.

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:
		Year Ended December 31,			Three Months ended March 30, 2002
1997	1998	1999	2000	2001
1.48	1.50	1.60	1.52	1.72	1.43

Plan of Distribution:

The Notes are being purchased by J.P. Morgan Securities Inc. (the "Underwriter"), as principal, at the Issue Price of 97.654% of the aggregate principal amount less an underwriting discount equal to 0.4250% of the principal amount of the Notes.

The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.